                                                                      EXHIBIT 12

              UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES
                    RATIO OF EARNINGS TO FIXED CHARGES (A)
                   (Thousands of Dollars, Except for Ratio)

                                                                                                        1991 Without
                                                                                                             Special
                                          1995           1994         1993         1992         1991          Charge
                                       -----------   -----------  -----------  -----------  -----------  -------------
Earnings from continuing
  operations (b/c)                     $  619,289    $  568,631   $  411,775   $  455,967    $(123,470)    $  397,930
Deduct distributions to extent
  less than income of affiliates          (23,893)      (43,663)     (32,426)     (22,278)     (10,559)       (10,559)
                                       ----------    ----------   ----------   ----------    ---------     ----------
      Total                               595,396       524,968      379,349      433,689     (134,029)       387,371
                                       ----------    ----------   ----------   ----------    ---------     ----------
Income taxes (c):
  Federal, state and local                313,590       329,586      317,913      265,536      (29,227)       239,373
                                       ----------    ----------   ----------   ----------    ---------     ----------
Fixed charges:
  Interest expense including
   amortization of debt discount          450,182       347,188      311,698      342,479      372,891        372,891
  Portion of rentals representing
   an interest factor                      65,258        41,975       33,224       34,897       37,696         37,696
                                       ----------    ----------   ----------   ----------    ---------     ----------
    Total                                 515,440       389,163      344,922      377,376      410,587        410,587
                                       ----------    ----------   ----------   ----------    ---------     ----------
Earnings available for
  fixed charges                        $1,424,426    $1,243,717   $1,042,184   $1,076,601    $ 247,331     $1,037,331
                                       ==========    ==========   ==========   ==========    =========     ==========
Fixed charges - as above               $  515,440    $  389,163   $  344,922   $  377,376    $ 410,587     $  410,587
Interest capitalized                           --            --          224           50        1,038          1,038
                                       ----------    ----------   ----------   ----------    ---------     ----------
      Total                            $  515,440    $  389,163   $  345,146   $  377,426    $ 411,625     $  411,625
                                       ==========    ==========   ==========   ==========    =========     ==========
Ratio of earnings to
  fixed charges                               2.8           3.2          3.0          2.9          0.6            2.5
                                       ==========    ==========   ==========   ==========    =========     ==========

(a) All information presented has been restated to reflect Resources and USPCI as discontinued operations (See Note 2 to the Financial Statements).
(b) Before cumulative effect of changes in accounting principles of $116 million after tax in 1993 (See Note 4 to the Financial Statements).
(c) In 1993, income from continuing operations and income taxes included the impact of the adoption of the Omnibus Budget Reconciliation Act of 1993 (See Notes 4 and 7 to the Financial Statements).